EXHIBIT 23.1

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated May 8, 2003 accompanying the consolidated financial statements and schedule of CorVel Corporation included in the Annual Report on Form 10-K for the year ended March 31, 2003 which are incorporated by reference in this Registration Statement. We consent to the incorporation by reference in the Registration Statement of the aforementioned report.

/s/ Grant Thornton LLP

Portland, Oregon
July 29, 2003